PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FIRST TRUST MLP AND ENERGY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- December 16, 2013 -- First Trust Advisors L.P. ("FTA") announced today First Trust MLP and Energy Income Fund (the "Fund") (NYSE: FEI) intends to host a conference call with Energy Income Partners, LLC ("EIP"), the Fund's investment sub-advisor, on WEDNESDAY, DECEMBER 18, 2013, AT 11:00 A.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the MLP Market and the Fund.

-- Dial-in Number: (866) 865-6631; and Passcode # 22932366. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; and Passcode # 22932366. The replay will be available after the call until 11:59 P.M. Eastern Time on Saturday, January 18, 2014.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $82 billion as of November 30, 2013, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Energy Income Partners, LLC ("EIP") serves as the Fund's investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of November 30, 2013, EIP managed or supervised approximately $4.1 billion in client assets.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

FEI Risk Considerations:
The Fund is subject to risks. It is designed for long-term investing and not as a vehicle for trading. Shares of closed-end investment companies frequently trade at a discount from their net asset value ("NAV"). The Fund cannot predict whether or when its common shares will trade at, below or above NAV or at, below or above the initial public offering price.

Principal Risk Factors: The Fund is subject to various risks, including investment and market risk, market discount from net asset value risk, management risk and reliance on key personnel, potential conflicts of interest risk, investment concentration risk which includes commodity pricing risk, supply and demand risk, depletion and exploration risk, regulatory risk, interest rate risk, acquisition or reinvestment risk, affiliated party risk, catastrophe risk, terrorism/market disruption risk, MLP risks, industry specific risk, cash flow risk, MLP and deferred tax risk, tax law change risk, non-U.S. securities risk, currency risk, delay in investing the proceeds risk, Canadian income equities risk, debt securities risk, prepayment risk, below investment-grade securities risk, leverage risk, derivatives risk, covered call options risk, common stock risk, equity securities risk, preferred stock risk, credit default swaps risk, portfolio turnover risk, competition risk, restricted securities risk, liquidity risk, valuation risk, non-diversification risk, anti-takeover provisions risk, inflation risk, certain affiliations risk and secondary market for the Fund's common shares risk.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Fund's daily closing prices and net asset values per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.



CONTACT: JEFF MARGOLIN - (630) 915-6784


----------------------------------
Source:  First Trust Advisors L.P.